Adamis Pharmaceuticals Corporation 8-k

Exhibit 99.1

Adamis Pharmaceuticals Announces Closing of Public Offering of Common

Stock

San Diego, California – December 18, 2013 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced the closing of its previously announced underwritten public offering of 3,720,000 shares of common stock at a public offering price of $5.95 per share. The gross proceeds to Adamis from the offering are $22,134,0000, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Adamis.

Adamis intends to use approximately $7 million of the net proceeds from the offering to make the final payment to acquire the assets relating to the Taper dry powder inhaler technology pursuant to an agreement that the company entered into earlier this year. An additional approximately $7.2 million of the net proceeds are also expected to be used to pay in full all amounts owed under unconverted convertible promissory notes that were issued in a private placement financing transaction in June 2013. Remaining net proceeds are expected to be used to fund efforts to obtain regulatory approval for and launch the company’s Epinephrine PFS syringe product candidate, fund clinical trials and product development efforts, and for working capital and general corporate purposes, including payment of outstanding obligations and indebtedness.

CRT Capital Group, LLC acted as sole book-running manager for the offering, and Newport Coast Securities, Inc. acted as co-manager of the offering.

A registration statement on Form S-1 relating to the shares of common stock offered by the company was filed with the Securities and Exchange Commission and is effective.  The final prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus may be obtained from the SEC’s web site or from CRT Capital Group LLC, 262 Harbor Drive, Stamford, CT 06902.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a biopharmaceutical company engaged in the development and commercialization of specialty pharmaceutical and biotechnology products in the therapeutic areas of respiratory disease, allergy, oncology and immunology.  The company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-3000, an HFA inhaled nasal steroid product for the treatment of allergic rhinitis. The company's vaccine product candidates and cancer drug product candidates under research and development include TeloB-VAX, a cell-based therapeutic cancer vaccine and three drugs, APC-100, APC-200, and APC-300, for the treatment of prostate cancer.

Adamis Contacts

Mark Flather

Director, Investor Relations &

Corporate Communications

Adamis Pharmaceuticals Corporation

(858) 412-7951

mflather@adamispharma.com